Exhibit 99
[LOGO]
FOR IMMEDIATE RELEASE	NEWS
August 4, 2005	Amex — NGS, NGS.WS
NATURAL GAS SERVICES GROUP ANNOUNCES SECOND QUARTER AND SIX
MONTHS FINANCIAL RESULTS; AND
CONFERENCE CALL
218% Increase In Revenue For The Three Months to $12 Million
214% Increase In Revenue For The Six Months to $23 Million
MIDLAND, Texas, August 4, 2005 — Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of equipment and services to the natural gas and oil industry, announces its financial results for the second quarter and six months ended June 30, 2005.
Natural Gas Services Group, Inc.

				Six	Six
	Second Quarter	Second Quarter	Change	Months	Months		Change
	2005	2004		2005	2004
Revenues	$12,031,039	$3,782,065	218%	$23,072,274	$7,350,416		214%
Net Income	$1,070,239	$365,755	193%	$1,968,599	$759,494	*	159%
EPS (Basic)	$0.16	$0.06	166%	$0.29	$0.14	*	114%
EPS (Diluted)	$0.13	$0.06	119%	$0.25	$0.13	*	97%
Net cash provided by operations				$3,422,375	$1,636,599	*	109%
EBITDA	$3,206,961	$1,375,890	133%	$6,005,516	$2,728,620	*	120%
Weighted avg. shares outstanding:
Basic	6,899,664	5,396,527		6,807,466	5,230,927
Diluted	8,049,091	5,611,115		7,931,735	5,598,747

*	Excludes non-recurring proceeds attributable to life insurance payment in the amount of $1,500,000 in the first quarter of 2004.
Revenue: Revenue for the second quarter ended June 30, 2005, increased 218% to approximately $12, 031,000 as compared to $3,782,000 for the same period in 2004. Revenues for the six months ended June 30, 2005, increased 214% to approximately $23,073, 000 as compared to $7,350,000 for the same period in 2004. The increase in revenue during the second quarter and six months of 2005 reflects an increase in revenue primarily as a result of the acquisition of SCS in January 2005 and the continued addition of compressor units to our rental fleet.

Income: Net income for the three months ended June 30, 2005, increased 193% to approximately $1,070,000 or $.13 per share (diluted), as compared to net income of approximately $366, 000 or $.06 per share (diluted) for the same period in 2004. Net income for the six months ended June 30, 2005, increased 159% to approximately $1,969,000 or $.25 per share (diluted), as compared to approximately $759,000 or $.13 per share (diluted) for same period in 2004. This is mainly due to the increases in our rental activity and unit sales from our SCS subsidiary.
EBITDA (see discussion of EBITDA at the end of this release) increased 133% to approximately $3,207,000 for the three months ended June 30, 2005, versus $1,376,000 for the same period in 2004. EBITDA increased 120% to approximately $6,006,000 for the six months ended June 30, 2005, versus $2,729,000 for the same period in 2004.
Rental Fleet: NGS’s rental fleet grew by 25%, or 150 units, during the six months ended June 30, 2005. The Company ended the period with 735 compressor packages in its rental fleet, up from 585 units at December 31, 2004 and 488 units at June 30, 2004. The Company added 74 gas compressors to its rental fleet in the quarter ended June 30, 2005.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. said, “As reflected in our results, NGS employees have worked hard to produce another excellent quarter for the Company. This is our 13th consecutive quarter of profitable growth. This quarter’s success reflects the effective and smooth integration of Screw Compression Systems (SCS).
“Our revenue has tripled and net income has more than doubled over the comparative periods due to our acquisition of SCS and the continued growth of our core rental business. We had previously estimated adding 250-300 units to our rental fleet through 2005 and we are on-track with 150 units built through June. The Company is making excellent progress executing our geographic and customer growth plans. We are equally gratified our rental units are being placed at a near 93% utilization rate. Our SCS subsidiary continues to be very busy with fabrication and direct sales activity and is providing an important balance to, and source of, equipment for our rental fleet.
“I am optimistic that in this, or any market, NGS will continue to deliver increasing value to our customers and shareholders.” concluded Mr. Taylor.
The Company has scheduled a conference call Thursday, August 4, 2005 at 3:00 PM Central Daylight Time to discuss 2005 Second Quarter and Six Months Financial Results.
What: Natural Gas Services Group, Inc. 2005 Second Quarter and Six Months Financial Results Conference Call
When: August 4, 2005 at 3:00 PM Central Daylight Time
How: Live via phone by dialing 800-936-4602. Code: Natural Gas Services. Participants to the Conference call should call in at least 5 minutes prior to the start time.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing second quarter and six months financial results. Mr. Taylor and Wallace Sparkman,

Chairman, will discuss the status of the industry and the role of the Company within the industry and offer an outlook on the balance of fiscal year 2005.
About Natural Gas Services Group, Inc. (NGS)
NGS manufactures, fabricates, sells, leases and services natural gas compressors that enhance the production of oil and gas wells. The Company also manufactures and sells flare systems and flare ignition systems for plant and production facilities.

For More Information, Contact:	Wallace Sparkman, Investor Relations
800-580-1828
Jim Drewitz, Investor Relations
972-355-6070
jdrewitz@comcast.net
Or visit the Company’s website at www.ngsgi.com
“EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization. EBITDA is a measure used by analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, EBITDA gives the investor information as to the cash generated from the operations of a business. However, EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”), and should not be considered a substitute for other financial measures of performance. EBITDA as calculated by NGS may not be comparable to EBITDA as calculated and reported by other companies. The most comparable GAAP measure to EBITDA is net income. The reconciliation of EBITDA to net income is as follows:

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
EBITDA	$3,206,961	$1,375,890	$6,005,516	$2,728,620

Adjustments to reconcile EBITDA to net income:

Amortization and depreciation	(999,102)	(582,349)	(1,949,917)	(1,109,034)
Interest expense	(509,067)	(193,943)	(930,840)	(374,551)
Provision for income tax	(628,553)	(233,843)	(1,156,160)	(485,541)

Net income	$1,070,239	$365,755	$1,968,599	$759,494

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

Natural Gas Services Group, Inc.
Consolidated Balance Sheet
(unaudited)
June 30, 2005
ASSETS

Current Assets:
Cash and cash equivalents	$827,612
Accounts receivable — trade, net of allowance	5,029,886
Inventory	11,564,510
Prepaid expenses	339,302

Total current assets	17,761,310

Lease equipment, net of accumulated depreciation	34,323,293
Other property, plant and equipment, net of depreciation	6,747,549
Goodwill, net of accumulated amortization	8,136,310
Intangible, net of accumulated amortization	4,141,013
Restricted cash	2,000,000

Other assets	139,225

Total Assets	$73,248,700

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long term debt	$7,604,883
Bank line of credit	—
Accounts payable and accrued liabilities	6,028,766
Unearned Income	567,333

Total current liabilities	14,200,982

Long term debt, less current portion	19,507,182
Subordinated notes, net of discount	4,456,777
Deferred income tax payable	4,051,660

Total liabilities	42,216,601

Common Stock	68,994
Paid in Capital	22,507,717
Retained Earnings	8,455,388

Shareholders’ Equity	31,032,099

Total Liabilities and Shareholders’ Equity	$73,248,700

Natural Gas Services Group, Inc.
Consolidated Income Statements
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
Revenue:
Sales	$7,440,360	$852,255	$14,586,497	$1,742,220
Service and maintenance income	696,133	510,120	1,159,914	933,722
Leasing income	3,894,546	2,419,690	7,325,863	4,674,474
	12,031,039	3,782,065	23,072,274	7,350,416

Cost of revenue:
Cost of sales	5,577,018	601,275	11,199,185	1,247,669
Cost of service and maintenance	513,334	355,605	803,433	691,855
Cost of leasing	1,549,352	762,051	2,757,110	1,330,460
Total Cost of Revenue	7,639,704	1,718,931	14,759,728	3,269,984
Gross Margin	4,391,335	2,063,134	8,312,546	4,080,432

Operating Cost:
Selling expense	252,230	225,221	481,921	402,610
General and administrative expense	939,708	454,966	1,843,508	943,225
Depreciation and amortization	999,102	582,349	1,949,917	1,109,034
	2,191,040	1,262,536	4,275,346	2,454,869
Operating income	2,200,295	800,598	4,037,200	1,625,563

Interest expense	(509,067)	(193,943)	(930,840)	(374,551)
Other income (expense)	7,564	(7,057)	18,399	1,494,023
Income before income taxes	1,698,792	599,598	3,124,759	2,745,035
Provision for income tax	628,553	233,843	1,156,160	485,541
Net income	1,070,239	365,755	1,968,599	2,259,494
Preferred dividends	—	25,355	—	53,277
Net income available to common shareholders	$1,070,239	$340,400	$1,968,599	$2,206,217

Earnings per share:
Basic	$0.16	$0.06	$0.29	$0.42
Diluted	$0.13	$0.06	$0.25	$0.39
Weighted average Shares:
Basic	6,899,664	5,396,527	6,807,466	5,230,927
Diluted	8,049,091	5,611,115	7,931,735	5,598,747

Natural Gas Services Group, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30, 2005	June 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$1,968,598	$2,259,495
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,949,917	1,109,034
Deferred taxes	1,093,660	481,116
Amortization of debt issuance costs	32,478	32,478
Gain on disposal of assets	(44,619)	8,137
Changes in current assets and liabilities:
Trade and other receivables	(192,101)	(494,029)
Inventory and work in progress	(2,540,695)	(949,688)
Prepaid expenses and other	(151,019)	(47,878)
Accounts payable and accrued liabilities	1,429,223	951,771
Deferred income	(390,980)	(194,111)
Other assets	267,914	(19,746)

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,422,376	3,136,599

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,109,926)	(5,651,754)
Assets acquired, net of cash	(7,566,059)	—
Proceeds from sale of property and equipment	211,034	28,000

NET CASH USED IN INVESTING ACTIVITIES	(16,464,951)	(5,623,754)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from bank loans	17,285,517	3,995,177
Repayments of long term debt	(5,140,257)	(1,533,092)
Dividends paid on preferred stock	—	129,450
Proceeds from exercise of warrants and stock options	1,039,740	(53,277)

NET CASH PROVIDED BY FINANCING ACTIVITIES	13,185,000	2,538,258

NET INCREASE IN CASH	142,425	51,103
CASH AT BEGINNING OF PERIOD	685,187	176,202

CASH AT END OF PERIOD	$827,612	$227,305

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$887,094	$374,551
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired for issuance of subordinated debt	$3,000,000

Assets acquired for issuance of common stock	$5,120,438